United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

August 1, 2013
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

NEWARK, N.Y. – August 1, 2013 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $1.9 million on revenue of $17.3 million for the quarter ended June 30, 2013.  For the second quarter of 2012, the company reported an operating loss from continuing operations of $2.9 million on revenue of $18.7 million.

Discontinued operations for the second quarter of 2013 reflect the final post-closing working capital adjustment relating to the sale transaction of RedBlack in the third quarter of 2012.  For the second quarter of 2012 discontinued operations include the operating results of RedBlack.  All revenue, gross margin and operating expense amounts presented below represent results from continuing operations.

Revenue was $17.3 million, compared to $18.7 million for the second quarter of 2012, a 7.6% decline, reflecting a $0.9 million, or 5.6%, decrease in Battery & Energy Products sales and a $0.6 million, or 17.6%, decrease in Communications Systems sales.  Battery & Energy Products sales were $14.7 million, compared to $15.5 million last year.  The decrease resulted from lower shipments of rechargeable batteries due to the timing of certain commercial and international defense orders which have been shifted to the second half of 2013.  The continued slowdown in U.S. government and defense order rate for rechargeable and non-rechargeable batteries and charger systems also impacted Battery & Energy Products sales.  Communications Systems sales were $2.6 million, compared to $3.2 million for the same period last year reflecting delays in finalizing several large, funded orders for amplifiers and new products from U.S. and international defense customers.

Gross profit was $4.5 million, or 26.2% of revenue, compared to $4.5 million, or 23.9% of revenue, for the same quarter a year ago. The 230 basis point increase reflects favorable product mix of Communications Systems sales and the impact of a rework reserve recorded in the year earlier period.  Battery & Energy Products’ gross margin was 23.8%, compared to 24.2% last year, a decrease of 40 basis points due primarily to lower overhead absorption on sales volume declines. Communications Systems’ gross margin was 39.3%, an increase of 1,720 basis points over the 22.1% gross margin reported last year, resulting from a stronger product mix, productivity improvements and the recording of a reserve for approximately $0.2 million related to the request by a strategically important customer to rework and upgrade certain McDowell products.

Operating expenses decreased by $1.0 million, or 13.6%, to $6.4 million, compared to $7.4 million a year ago, reflecting ongoing general & administrative expense reductions and sharpened focus on research & development offset by sales force increases.  Despite the lower revenue, operating expenses as a percent of revenue decreased from 39.6% for the year earlier period to 37.0%.

Although gross margin improved by 230 basis points and operating expenses decreased by 13.6%, the low sales volume resulted in an operating loss of $1.9 million.  Compared to the second quarter of 2012, the net loss narrowed by $1.1 million due to the gross margin improvements and reductions in operating expenses.

Net loss from continuing operations was $2.0 million, or $0.11 per share, compared to a net loss of $3.2 million, or $0.18 per share, for the second quarter of 2012.  Net loss from discontinued operations was $0.1 million, or $0.01 per share, for the second quarter of 2013 versus net income of $0.0 million, or $0.00 per share, for the second quarter of 2012.

For 2013, although the Company’s pending funded project pipelines remain strong, given the slower than expected contracting rate for current U.S. government and defense opportunities, management now expects an overall year-over-year revenue decline in the range of 10% to 12%. Driven by the potential for continued softness in government spending and contracting delays for funded projects, management expects Battery & Energy Products’ revenues to decline in the range of 15% to 20% and Communication Systems’ revenues to be in the flat to low-single digit growth range for the full year. However, with additional second half discretionary spending reductions and ongoing productivity improvements, management still expects to be profitable for the year and to generate a low-single digit operating margin.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits

99.1 Press Release of Ultralife Corporation dated August 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2013		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated August 1, 2013